Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BONANZA CREEK ENERGY, INC.

Bonanza Creek Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

ONE: The Corporation was originally incorporated and the original certificate of incorporation was filed with the Secretary of State of Delaware on December 2, 2010, which certificate of incorporation was amended and restated (i) on December 23, 2010 and (ii) on December 16, 2011 (as so amended and restated, the “Second Amended and Restated Certificate of Incorporation”).

TWO: This Third Amended and Restated Certificate of Incorporation, which amends and restates the Second Amended and Restated Certificate of Incorporation, was duly adopted, without the need for approval by the Board of Directors or the stockholders of the Corporation, in accordance with the provisions of Sections 242, 245 and 303 of the Delaware General Corporation Law (“DGCL”) and pursuant to the order of the United States Bankruptcy Court for the District of Delaware entered on April 7, 2017, confirming that certain Debtors’ Third Amended Joint Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated April 6, 2017, relating to the reorganization of the Corporation and its debtor affiliates under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

THREE: The text of the Third Amended and Restated Certificate of Incorporation shall read as follows:

Article 1.                  NAME

The name of this corporation is Bonanza Creek Energy, Inc. (the “Corporation”).

Article 2.                  REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

Article 3.                  PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.                  CAPITAL STOCK

4.1              Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 250,000,000, of which 225,000,000 of such shares shall be Common Stock,

all of one class, having a par value of $.01 per share (“Common Stock”), and 25,000,000 of such shares shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”).

4.2              Common Stock

4.2.1        Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

4.2.2        Dividends

Subject to the prior rights and preferences, if any, applicable to the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the board of directors of the Corporation (the “Board of Directors”) at any time and from time to time out of any funds of the Corporation legally available therefor.

4.2.3        Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled. A dissolution, liquidation or winding up of the Corporation, as such terms are used in this paragraph, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or part of the assets of the Corporation.

4.2.4        Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

4.3              Preferred Stock

4.3.1        The Board of Directors is authorized, subject to limitations prescribed by the DGCL and the provisions of this Third Amended and Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

4.3.2        The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of Preferred Stock not designated from any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

4.4              General

4.4.1        Subject to the provisions of this Third Amended and Restated Certificate of Incorporation and any then-existing Preferred Stock certificate of designation, the Corporation may issue shares of Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

4.4.2        The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

4.4.3        Ownership of shares of any class of the capital stock of the Corporation shall not entitle the holders thereof to any preemptive right to subscribe for or purchase or to have offered to them for subscription or purchase any additional shares of capital stock of any class of the Corporation or any securities convertible into any class of capital stock of the Corporation, whether now or hereafter authorized, however acquired, issued or sold by the Corporation, it being the purpose and intent hereof that the Board of Directors shall have the full right, power and authority to offer for subscription or sell or to make any disposal of any or all unissued shares of the capital stock of the Corporation or any securities convertible into stock or any or all shares of stock or convertible securities issued and thereafter acquired by the Corporation, for such consideration, in money or property, as the Board of Directors in its sole discretion shall determine.

4.4.4        The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

4.4.5        The Corporation shall not issue nonvoting equity securities; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

Article 5.                  BOARD OF DIRECTORS

5.1              Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

5.2              Vacancies

Subject to the terms of any one or more classes or series of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. A director shall hold office for the remainder of the term of director to which the vacancy occurred or the new directorship was created. If one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors for such class or series, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

5.3              Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.4              Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article 5.4 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

5.5              Indemnification

The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

Neither any amendment nor repeal of this Article 5.5, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 5.5, shall eliminate or reduce the effect of this Article 5.5 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 5.5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article 6.                  MEETINGS OF THE STOCKHOLDERS

6.1              Except as otherwise required by applicable law, special meetings of the stockholders of the Corporation may be called only by the Chairperson, the Chief Executive Officer, President or the Board of Directors pursuant to resolutions adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, and no stockholder or any group thereof shall have the right to call a special meeting of the stockholders.

6.2              Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be affected by a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing by such stockholders.

Article 7.                  COMPROMISE OR ARRANGEMENTS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Article 8.                  FORUM

8.1              Exclusive Forum for Adjudication of Disputes. Unless the Board of Directors or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Third Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, to the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Third Amended and Restated

Certificate of Incorporation or the bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Third Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”).

8.2              Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Section 8.1 above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board of Directors or one of its committees in the manner described in Section 8.1 above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Section 8.1 above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

8.3              Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 8 and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.

Article 9.                  AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation by an affirmative vote of at least a majority of the directors then in office. The bylaws of the Corporation may also be adopted, amended or repealed upon the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon, voting together as a single class; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

Article	10. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation (including any Preferred Stock certificate of designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Third Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 10.

Article 11.              SEVERABILITY

If any provision or provisions of this Third Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Third Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Third Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Third Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

* * * * *

IN WITNESS WHEREOF, Bonanza Creek Energy, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer who hereby certifies that the facts hereinabove stated are truly set forth, this Date: April 28, 2017.

BONANZA CREEK ENERGY, INC.

By:	/s/ Richard Carty
	Name:	Richard Carty
	Title:	President and Chief Executive Officer